PROMISSORY NOTE
(Unsecured)

$133,812	Date: As of November 30, 2016

FOR VALUE RECEIVED, the undersigned HempAmericana, Inc, a Delaware corporation (the “Borrower”) promises to pay to Africement, Inc., a Delaware corporation, (“Lender”), or order, on the Maturity Date specified below, in lawful money of the United States, the principal sum of ONE HUNDRED THIRTY-THREE THOUSAND EIGHT HUNDRED TWELVE DOLLARS (US$133,812), or so much thereof as is, from time to time outstanding. All principal sums outstanding hereunder are payable in the manner hereinafter set forth, provided that all sums from time to time remaining outstanding and unpaid shall be payable in full on November 30, 2017 (the “Maturity Date”) together with interest at the rates and for the periods outlined below on the unpaid principal balance from the date hereof until final payment. This Promissory Note (unsecured) is referred to throughout this instrument as the “Note.”

A)	Interest and Payments.

Borrower will pay interest at the rate of ten percent (10%) per annum, payable in ONE installment of Principal and Interest all due and payable on the maturity date set forth above.

Interest will be charged against all outstanding and unpaid principal during the period that sums are outstanding hereunder on a daily basis for the actual number of days the unpaid principal is outstanding.

(B)	Other Terms.

This Note may be prepaid in whole or in part, without premium or penalty, at any time.

In case of the occurrence of a breach or default of the obligations of the Borrower hereunder or under any other document, agreement or instrument that is executed in connection (an “Event of Default”), it shall be optional with the legal holder of this Note to declare the entire principal sum hereof due and payable, and proceedings may at once be instituted for the enforcement and collection of the same by law. If this Note is placed with an attorney for collection or if an attorney is engaged by Lender to exercise rights or remedies or otherwise take actions to collect hereunder, or if suit be instituted for collection, enforcement of rights and remedies, then in all events, the undersigned agree(s) to pay all reasonable costs of collection, exercise of remedies or rights or other assertion of claims, including but not limited to reasonable attorneys’ fees, whether or not court proceedings are instituted, and, where instituted, whether in district court appellate court, or bankruptcy court,

All payments received shall be applied in the following order: late charges, charges and expenses incurred by note holder to protect its security or exercise remedies and rights in collection, enforcement or recovery of damages (including reasonable attorneys’ fees and costs incurred), accrued interest, and principal reduction. All payments required hereunder shall be paid in lawful money of the United States of America, in immediately available funds. Lender may, at any time, require that payments be made by cashiers or certified check or other form of payment satisfactory to Lender.

Principal amounts outstanding hereunder, upon which repayment obligations exist and interest accrues, shall be determined by the records of the Lender, which shall be deemed to be conclusive in the absence of clear and convincing evidence to the contrary presented by the Borrower.

This Note is to be governed by and construed in accordance with the laws of the State of New York.

This Note may not be changed orally, but only by an agreement or instrument in writing, signed by the party against whom enforcement of the change is sought.

The headings herein are for convenience in reference only and shall not be used to construe or interpret the terms of the provisions of this Note. Time is of the essence hereof.

If the undersigned consists of more than one person or entity, then each of the undersigned will be jointly and severally liable to Lender for all payments and performance under this Note.

Lender	Borrower

Africement, Inc.	HempAmericana, Inc.

Name: Salvador Rosillo	Name: Salvador Rosillo
Title: President	Title: Chief Executive Officer

WRITTEN CONSENT BY THE MAJORITY SHAREHOLDERS
AND SOLE DIRECTOR OF
HEMPAMERICANA, INC.
TO TAKE ACTION TAKEN WITHOUT A MEETING

Pursuant to the authority set forth in Section 228 of the General Corporation Law of the State of Delaware as amended (the “DGCL”), and the Bylaws of HempAmericana, Inc., a Delaware corporation (this “Corporation”), the following action is taken by 864 Inc., a Delaware corporation (“864”), the majority stockholder of this Corporation, without a meeting, as well as pursuant to Section 141(f) of the DGCL, the undersigned, being all the Directors (the “Directors”) of the Corporation, hereby waive the calling or holding of a meeting of directors, consent in writing, as of the date written below, to the following actions.

WHEREAS, the Board of Directors of this Corporation and the majority shareholder of this Corporation desire to repay Africement, Inc., a Delaware corporation (“Lender”), for past payments on behalf of the Corporation from 2013 through November 30, 2016 totaling US$133,812 (the totality of the payments made by the Lender for the benefit of the Corporation, as “Borrower,” the “Loan”);

WHEREAS, the Corporation is willing to enter into a note, dated as of November 30, 2016, to repay the Lender for the Loan made to the Corporation since the Corporation’s inception;

NOW, THEREFORE, BE IT RESOLVED, that the Corporation enter into the attached Note with the Corporation as Borrower and Lender as Lender so as to repay the Loan;

RESOLVED FURTHER, that the Corporation use no more than 10% of the proceeds it receives from the sale of securities to Blackbridge Capital to repay the Loan;

RESOLVED FURTHER, that the officers of this Corporation on its behalf, be, and each of them hereby is, authorized and directed to execute and deliver any necessary document to effect the foregoing and take all other actions necessary in connection therewith and take all other actions necessary in connection therewith, each such action containing such terms and conditions as shall be approved by the officer executing and delivering the same instrument, such approval to be conclusively evidenced by such execution and delivery.

RESOLVED FURTHER, that any and all action heretofore or hereafter taken by the officers of the Corporation in furtherance of the foregoing resolutions be, and hereby is, ratified and confirmed as the act of the Corporation; and

RESOLVED FURTHER, that to the extent permitted by applicable law and not prohibited by the Corporation’s Charter or Bylaws, the Corporation shall (i) indemnify and hold harmless each and every past and present shareholder, director and officer of the Corporation against any and all losses, claims, damages or liabilities to which such shareholder, director or officer may become subject, under the DGCL or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise in connection with the transaction contemplated hereby, and (ii) reimburse each such shareholder, director and officer for any legal or other expenses reasonably incurred by him or her in connection with investigating or defending any action, claim or proceeding in respect of any of the foregoing or otherwise related to the matters contemplated by these Resolutions; and further

RESOLVED FURTHER, that this Written Consent is hereby recorded in the Minute Book of the Corporation.

Dated as of November 30, 2016

864 Inc., a Delaware corporation

By:
Salvador Rosillo
President

HempAmericana, Inc., a Delaware corporation

By:
Salvador Rosillo
Director

Attachment

-Note made as of November 30, 2016 between Africement, Inc., as Lender, and HempAmericana, Inc., as Borrower

3